                                                                     EXHIBIT 2.2

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF NOVEMBER 6, 2003

                                      AMONG

                              CALAVO GROWERS, INC.,

                            CALAVO ACQUISITION, INC.,

                         MAUI FRESH INTERNATIONAL, INC.

                                       AND

             ARTHUR J. BRUNO, ROBERT J. BRUNO AND JAVIER M. BADILLO

                                Table of Contents

                                                                                                                Page
                                                                                                                ----
ARTICLE 1   THE MERGER; CLOSING DATE BALANCE SHEET.........................................................       2
    1.1     The Merger.....................................................................................       2
    1.2     Articles of Merger.............................................................................       2
    1.3     The Closing....................................................................................       2
    1.4     Effect of the Merger...........................................................................       2
    1.5     Articles of Incorporation, Bylaws and Officers and Directors of Maui Fresh After the Merger....       2
    1.6     Conversion of Shares...........................................................................       2
    1.7     Dissenting Shares..............................................................................       3
    1.8     Distribution of Stock Certificates Evidencing the Calavo Merger Shares.........................       3
    1.9     Calavo Merger Shares Held by Calavo............................................................       3
    1.10    Closing Date Balance Sheet.....................................................................       4

ARTICLE 2   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.............................................       5
    2.1     Organization and Good Standing of Maui Fresh and the LLC.......................................       6
    2.2     Capitalization of Maui Fresh and the LLC.......................................................       6
    2.3     Corporate Powers...............................................................................       6
    2.4     Authority......................................................................................       6
    2.5     Binding Effect.................................................................................       7
    2.6     No Breach......................................................................................       7
    2.7     Consents.......................................................................................       7
    2.8     Subsidiaries and Other Equity Investments......................................................       7
    2.9     Interests of Shareholders......................................................................       7
    2.10    Financial Statements...........................................................................       7
    2.11    Liabilities....................................................................................       8
    2.12    Absence of Changes.............................................................................       8
    2.13    Accounting Practices...........................................................................       8
    2.14    Receivables....................................................................................       9
    2.15    Leases of Real Property........................................................................       9
    2.16    Leases of Personal Property....................................................................       9
    2.17    Ownership and Use of Assets....................................................................       9
    2.18    Bank Accounts..................................................................................      10
    2.19    Insurance......................................................................................      10
    2.20    Guarantees.....................................................................................      10
    2.21    Loan Agreements................................................................................      10
    2.22    Other Agreements...............................................................................      10
    2.23    Absence of Defaults............................................................................      10
    2.24    Litigation.....................................................................................      10
    2.25    Compliance with Laws...........................................................................      10
    2.26    Environmental Matters..........................................................................      11
    2.27    Proprietary Information........................................................................      11

    2.28    Tax Returns and Liabilities....................................................................      11
    2.29    Employees......................................................................................      12
    2.30    Finders and Brokers............................................................................      12
    2.31    Accuracy and Completeness......................................................................      13
    2.32    Investment Representations.....................................................................      13

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF CALAVO.......................................................      15
    3.1     Organization and Good Standing.................................................................      15
    3.2     Corporate Powers...............................................................................      15
    3.3     Authority......................................................................................      15
    3.4     Binding Effect.................................................................................      15
    3.5     Issuance of Shares to the Shareholders.........................................................      15
    3.6     No Breach......................................................................................      15
    3.7     Consents.......................................................................................      16
    3.8     Finders and Brokers............................................................................      16
    3.9     Litigation.....................................................................................      16
    3.10    Rule 144 Reporting.............................................................................      16
    3.11    Accuracy and Completeness......................................................................      16

ARTICLE 4   MISCELLANEOUS AGREEMENTS OF THE PARTIES........................................................      17
    4.1     Access and Confidentiality.....................................................................      17
    4.2     Conduct of Maui Fresh and the LLC Prior to the Closing.........................................      18
    4.3     Preservation of the Business...................................................................      18
    4.4     Transfer of Shares.............................................................................      18
    4.5     Governmental Filings...........................................................................      18
    4.6     Publicity......................................................................................      18
    4.7     Leases.........................................................................................      19
    4.8     Repayment of Loans.............................................................................      19
    4.9     Cooperation....................................................................................      19
    4.10    Employees......................................................................................      19
    4.11    Employment of Arthur J. Bruno and Javier J. Badillo............................................      19
    4.12    Termination of Maui Fresh and the LLC Employment Agreements....................................      19
    4.13    Operation of Maui Fresh and the LLC After the Closing..........................................      19
    4.14    Tax Consequences of the Merger.................................................................      20

ARTICLE 5   CLOSING........................................................................................      20
    5.1     Time, Place and Date...........................................................................      20
    5.2     Conditions Precedent to Calavo's Closing Obligations...........................................      20
    5.3     Conditions Precedent to the Shareholders' Closing Obligations..................................      20
    5.4     Calavo's Closing Deliveries....................................................................      21
    5.5     Shareholders' Closing Deliveries...............................................................      21
    5.6     Termination of This Agreement..................................................................      22

ARTICLE 6   CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS..................................................      22
    6.1     Confidentiality................................................................................      22
    6.2     Noncompetition Covenant........................................................................      22

    6.3     Duration.......................................................................................      23
    6.4     Scope and Reasonableness.......................................................................      23
    6.5     Injunctive Relief..............................................................................      23
    6.6     Venue..........................................................................................      24

ARTICLE 7   INDEMNIFICATION................................................................................      24
    7.1     Survival of Representations, Warranties and Agreements.........................................      24
    7.2     Indemnification by the Shareholders............................................................      25
    7.3     Indemnification by Calavo......................................................................      25
    7.4     Notice of Claims; Contest of Claims............................................................      26
    7.5     Additional Indemnification Limitations.........................................................      27

ARTICLE 8   GENERAL PROVISIONS.............................................................................      27
    8.1     Notices........................................................................................      27
    8.2     Amendments and Termination; Entire Agreement...................................................      28
    8.3     Incorporation of Exhibits and Schedules........................................................      28
    8.4     Successors and Assigns.........................................................................      28
    8.5     Calculation of Time............................................................................      28
    8.6     Further Assurances.............................................................................      28
    8.7     Provisions Subject to Applicable Law...........................................................      28
    8.8     Waiver of Rights...............................................................................      29
    8.9     Headings; Gender and Number; Person............................................................      29
    8.10    Counterparts...................................................................................      29
    8.11    Preparation of this Agreement..................................................................      29
    8.12    Governing Laws.................................................................................      29
    8.13    Arbitration of Disputes; Jury Trial Waiver.....................................................      29
    8.14    Attorneys' Fees and Other Expenses.............................................................      30

                              Index to Definitions

                                                 Page
                                                 ----
Agreement...................................       1
Articles of Merger..........................       2
Badillo Severance Agreement.................      19
Bruno Severance Agreement...................      19
Calavo......................................       1
Calavo Merger Price.........................       2
Calavo Merger Shares........................       2
Closing.....................................       2
Closing Date................................       2
Closing Date Balance Sheet..................       4
Code........................................       1
Exchange Act................................      16
Environmental Laws..........................      11
Financial Statements........................       7
JAMS........................................      29
LLC.........................................       1
Losses......................................      25
Maui Fresh..................................       1
Maui Fresh Shareholders' Agreement..........       8
Merger......................................       1
October 15 Balance Sheet....................       4
Nevada Statutes.............................       2
Newco.......................................       1
Pending Claim...............................       4
person......................................      29
Proprietary Rights..........................      11
Securities Act..............................       3
Shareholder.................................       1
Shareholders................................       1
tax.........................................      12
tax return..................................      12

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "AGREEMENT") is entered into as of November 6, 2003 among Calavo Growers, Inc., a California corporation ("CALAVO"), Calavo Acquisition, Inc., a Nevada corporation and wholly owned subsidiary of Calavo ("NEWCO"), Maui Fresh International, Inc., a Nevada corporation ("MAUI FRESH"), and Arthur J. Bruno, Robert J. Bruno and Javier M. Badillo (the "SHAREHOLDERS" or, individually, a "SHAREHOLDER").

                                    RECITALS

         A. Calavo owns all of the outstanding shares of the capital stock of Newco. Each of the three Shareholders owns one-third of the outstanding shares of the capital stock of Maui Fresh. Maui Fresh is the sole owner and member of Maui Fresh International, LLC, a Nevada limited liability company (the "LLC").

         B. The Shareholders and the Boards of Directors of Calavo, Newco and Maui Fresh have determined that it is in the best interests of Calavo, Newco and Maui Fresh and their respective shareholders for Newco to be merged with and into Maui Fresh upon the terms and conditions set forth in this Agreement. The merger of Newco with and into Maui Fresh is referred to in this Agreement as the "MERGER."

         C.       Pursuant to the Merger:

                  (i) The shares of Maui Fresh capital stock that are owned by the Shareholders immediately prior to the consummation of the Merger will be converted into and exchanged for newly issued, unregistered shares of Calavo common stock;

                  (ii) The shares of Newco capital stock that are owned by Calavo immediately prior to the consummation of the Merger will be converted into and exchanged for newly issued, unregistered shares of Maui Fresh common stock;

                  (iii) The separate existence of Newco will cease, and Maui Fresh will be the surviving corporation in the Merger; and

                  (iv) Maui Fresh will become a wholly owned subsidiary of Calavo as a result of the Merger, and the LLC will remain a wholly owned subsidiary of Maui Fresh.

         D. It is the intention of the parties to this Agreement that the Merger will be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which hereby is acknowledged, Calavo, Newco, Maui Fresh and the Shareholders hereby agree as follows:

                                   ARTICLE 1
                     THE MERGER; CLOSING DATE BALANCE SHEET

         1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "CLOSING"), Newco shall merge with and into Maui Fresh. The Closing shall occur, and the Merger shall become effective on, the date that Articles of Merger ("ARTICLES OF MERGER") are filed with the Nevada Secretary of State pursuant to Chapter 92A of the Nevada Revised Statutes (the "NEVADA STATUTES"). The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         1.2 ARTICLES OF MERGER. Calavo shall prepare Articles of Merger that contain the statements required by the Nevada Statutes. The parties to this Agreement shall cooperate in connection with executing and filing the Articles of Merger with the Nevada Secretary of State on a timely basis.

         1.3 THE CLOSING. Article 5 of this Agreement describes the documents that the parties shall deliver to each other at the Closing. As described in Article 5, the parties intend for the Closing to occur on November 7, 2003.

         1.4 EFFECT OF THE MERGER. At the Closing, the separate existence of Newco shall terminate, and Maui Fresh shall continue as the surviving corporation. The Merger shall have the effect specified in the Nevada Statutes.

         1.5 ARTICLES OF INCORPORATION, BYLAWS AND OFFICERS AND DIRECTORS OF MAUI FRESH AFTER THE MERGER. Unless and until they are amended after the Closing in accordance with applicable law, the Articles of Incorporation and Bylaws of Maui Fresh that are in effect immediately prior to the Closing shall remain in effect after the Closing. Calavo shall designate the persons who shall serve as the directors and officers of Maui Fresh and the LLC after the Closing.

         1.6 CONVERSION OF SHARES. At the Closing, as a result of the Merger and without any action on the part of any shareholder:

                  (a) Each share of the capital stock of Newco that is outstanding immediately prior to the Closing automatically shall be converted into one share of the capital stock of Maui Fresh, and Calavo shall receive a duly executed stock certificate evidencing the shares of Maui Fresh capital stock that it has acquired as a result of the Merger; and

                  (b) All shares of the capital stock of Maui Fresh that are outstanding immediately prior to the Closing automatically shall be converted into a total of 576,924 shares of Calavo common stock, which is equal to the aggregate purchase price for Maui Fresh of $4,050,000 divided by the Calavo Merger Price. The "CALAVO MERGER PRICE" of $7.02 is equal to the average closing price per share of Calavo common stock on the Nasdaq National Market for the ten trading days immediately preceding September 4, 2003, which is the date on which Calavo made a public announcement regarding the proposed Merger. The shares of Calavo common stock that are issued pursuant to the provisions of this paragraph are referred to in this Agreement as the "CALAVO MERGER SHARES." The issuance of the Calavo Merger Shares shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any state securities law or regulation.

         1.7 DISSENTING SHARES. Because each shareholder of Maui Fresh has consented in writing to the Merger, no shareholder of Maui Fresh shall be entitled to exercise dissenter's rights or appraisal rights under the Nevada Statutes.

         1.8 DISTRIBUTION OF STOCK CERTIFICATES EVIDENCING THE CALAVO MERGER SHARES.

                  (a) Each Shareholder owns an equal number of Maui Fresh shares. Accordingly, each Shareholder shall receive 192,308 Calavo Merger Shares at the Closing. After the Closing, no Shareholder shall be entitled to sell or otherwise transfer any Maui Fresh shares that he held prior to the Closing.

                  (b) As security for the Closing Date Balance Sheet obligations of the Shareholders described in Section 1.10 and as security for the indemnification obligations of the Shareholders described in Article 7, Calavo shall be entitled to hold for one year after the Closing an aggregate of 57,693 Calavo Merger Shares, which is equal to ten percent of the aggregate of 576,924 Calavo Merger Shares that will be issued to the Shareholders at the Closing. Accordingly, each Shareholder shall deliver to Calavo a stock certificate for 19,231 Calavo Merger Shares, which is equal to ten percent of the Calavo Merger Shares that will be issued to him at the Closing.

                  (c) As promptly as possible after the Closing, Calavo shall cause its transfer agent to issue two stock certificates in the name of each Shareholder to evidence the Calavo Merger Shares that are allocable to each Shareholder. The first stock certificate shall be delivered to the Shareholder and shall evidence 173,077 Calavo Merger Shares. The second stock certificate shall be delivered to Calavo and shall evidence the 19,231 Calavo Merger Shares that the Shareholder has agreed to allow Calavo to hold as security for the Shareholder's obligations.

         1.9      CALAVO MERGER SHARES HELD BY CALAVO.

                  (a) During the period in which Calavo holds as security ten percent of all Calavo Merger Shares, each Shareholder shall be treated as the record owner of the shares that he has delivered to Calavo and shall have voting rights and dividend rights with respect to the shares. Any and all cash dividends that are paid on the deposited Calavo Merger Shares shall be delivered directly to the Shareholders, and the Shareholders shall be responsible for the payment of all taxes on such distributions. However, the Shareholder shall not be entitled to sell, assign, pledge or otherwise transfer (except to Calavo) any of the shares during the period that they are held by Calavo. Any stock dividends or stock split shares that are distributed by Calavo on the Calavo Merger Shares that it holds shall be retained by Calavo subject to the terms of this Section 1.9. Also, the Calavo Merger Price that is used in calculating the number of shares to which Calavo is entitled under this Section 1.9 shall be adjusted on a proportionate basis to take into account the changed number of Calavo shares that are outstanding as a result of any stock dividend, stock split or reverse stock split.

                  (b) The deposit of a portion of the Calavo Merger Shares with Calavo is not intended to limit the amount or duration of the Shareholders' indemnification obligations under

Article 7 or other obligations under this Agreement. However, if a Shareholder becomes obligated under Section 1.10, Article 7 or any other provision of this Agreement to make a payment to Calavo, the Shareholder's obligation shall first be satisfied by transferring Calavo Merger Shares to Calavo to the extent that the shares deposited by the Shareholder with Calavo are sufficient to satisfy the Shareholder's obligation to Calavo. If and to the extent that the deposited shares are not sufficient to satisfy the Shareholder's monetary obligation or if the deposited shares have been returned to the Shareholder following the expiration of the one-year period described below, then the Shareholder shall be personally liable for delivering to Calavo a cash payment in the amount of the unsatisfied obligation and Calavo shall be entitled to enforce the payment obligation against the Shareholder.

                  (c) The number of Calavo Merger Shares that must be transferred to Calavo in satisfaction of an amount owed to it by a Shareholder shall be determined by dividing the amount of the Shareholder's obligation by the Calavo Merger Price. For example, if a Shareholder owes $100,000, 14,245 shares shall be transferred to Calavo ($100,000 divided by $7.02), and the Shareholder shall cease to be treated as the owner of those shares. If and to the extent that Calavo does not hold 14,245 shares on behalf the Shareholder, then the Shareholder shall be personally obligated to make a payment to Calavo for the deficit. In order to allow Calavo to instruct its transfer agent to transfer shares to Calavo in satisfaction of a claim, each Shareholder shall deliver two duly executed stock assignments in blank to Calavo at the Closing. Calavo is authorized to complete such assignments and deliver them to its transfer agent if a Shareholder becomes liable to make a payment to Calavo under this Agreement.

                  (d) On the first anniversary of the Closing, Calavo shall deliver to each Shareholder a stock certificate evidencing the number of deposited Calavo Merger Shares (if any) that have not been applied to the satisfaction of the Shareholder's obligations under this Agreement and that are not the subject of a Pending Claim by Calavo. A "PENDING CLAIM" means a claim
(i) that is asserted in good faith and on a reasonable basis by Calavo, (ii) for which written notice of the specific claim is given to the Shareholders within the one-year holding period for deposited Calavo Merger Shares, and (iii) which is based on a Shareholder's obligation under this Agreement. If and to the extent that Calavo Merger Shares are subject to a Pending Claim, Calavo shall deliver the stock certificate evidencing such shares only if and when it is determined that such shares are not required to be transferred to Calavo. After the return of the deposited Calavo Merger Shares to the Shareholders, they shall remain personally obligated to satisfy their obligations under this Agreement to the extent that they have obligations that may continue after the first anniversary of the Closing.

         1.10     CLOSING DATE BALANCE SHEET.

                  (a) Schedule 2.10 attached hereto is an unaudited consolidated balance sheet of Maui Fresh as of October 15, 2003 (the "OCTOBER 15 BALANCE SHEET") showing total assets that exceed total liabilities by less than $5,000. On or before November 15, 2003, the Shareholders shall deliver to Calavo an unaudited consolidated balance sheet of Maui Fresh updated as of October 31, 2003 (the "CLOSING DATE BALANCE SHEET") showing total assets that exceed total liabilities by less than $5,000 and that is prepared in accordance with the same principles used in preparing the October 15 Balance Sheet.

                  (b) As promptly as practicable following the 120th day after the Closing, Calavo and the Shareholders shall examine the resolution during the 120-day post-Closing period of each current asset and current liability (other than the current portion of long-term debt, deferred tax assets and deferred tax liabilities) that is shown on the Closing Date Balance Sheet. For example, the parties shall examine the status of accounts receivable collections and the payment of accounts payable.

                  (c) On an aggregate basis after taking into account the resolution of all current assets and current liabilities (excluding the current portion of long-term debt, deferred tax assets and deferred tax liabilities), to the extent that Calavo was unable during the 120-day post-Closing period to collect accounts receivable or to realize the value of prepaid assets, inventory, employee advances or other current assets and/or to the extent that Calavo was required during the 120-day period to pay current liabilities in excess of the current liabilities disclosed on the Closing Date Balance Sheet, the Shareholders shall be required to reimburse Calavo for the total net deficit, but only if the total net deficit exceeds $50,000. As provided in
Section 1.9, Calavo shall reacquire Calavo Merger Shares that it holds in satisfaction of this obligation.

                  (d) On an aggregate basis after taking into account the resolution of all current assets and current liabilities (excluding the current portion of long-term debt, deferred tax assets and deferred tax liabilities), to the extent that Calavo was able in the normal course of business during the 120-day post-Closing period to settle all such current assets and current liabilities in a manner that results in actual working capital exceeding the working capital shown on the Closing Date Balance Sheet, Calavo shall make a payment to the Shareholders in the amount of the excess over the Closing Date Balance Sheet working capital amount, but only if the surplus exceeds $50,000. Calavo shall make the payment on a pro rata basis to each Shareholder within ten days after the parties have agreed upon the amount of the surplus. Calavo shall have the option (but not the obligation) to satisfy this obligation by issuing to the Shareholders additional shares of unregistered common stock valued at the Calavo Merger Price.

                  (e) To the extent that the Shareholders make a payment to Calavo pursuant to the preceding provisions of this Section 1.10 with respect to accounts receivable or other current assets that are not collected or otherwise realized by Calavo during the 120-day post-Closing period, the Shareholders shall be entitled to require Calavo to assign to them such accounts receivable and other current assets.

                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES OF
                                THE SHAREHOLDERS

         The Shareholders jointly and severally represent and warrant to Calavo that the following representations and warranties (in addition to any representations and warranties made by any of them elsewhere in this Agreement) are true, correct and complete as of the date of this Agreement, and that such representations and representations will be true, correct and complete as of the Closing Date as though remade on the Closing Date with references to the Closing Date substituted for references to the date of this Agreement:

         2.1 ORGANIZATION AND GOOD STANDING OF MAUI FRESH AND THE LLC. Maui Fresh is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Nevada. The LLC is a limited liability company duly formed and organized, validly existing and in good standing under the laws of the State of Nevada. Each of Maui Fresh and the LLC is duly qualified and licensed to do its business and is in good standing in each jurisdiction in which the business transacted by it or the nature or location of its assets makes such qualification or licensing necessary. Schedule
2.1 attached to this Agreement is a true, correct and complete copy of the Articles of Incorporation and Bylaws of Maui Fresh and of the Operating Agreement of the LLC.

         2.2      CAPITALIZATION OF MAUI FRESH AND THE LLC.

                  (a)      Maui Fresh is the sole owner and member of the LLC.

                  (b) Schedule 2.2 attached hereto is a true, correct and complete list of the record and beneficial owners of all of the issued and outstanding capital stock of Maui Fresh and of the number and class of shares owned by each such person. Except with respect to the rights granted to Calavo pursuant to this Agreement, there are no outstanding options, warrants, contracts, subscriptions, commitments or other rights of any character which may entitle any person to acquire (i) any of the issued or unissued capital stock of Maui Fresh or (ii) any membership interest or economic interest in the LLC.

                  (c) The Shareholders have good, lawful and marketable title to, and record and beneficial ownership of, all of the issued and outstanding shares of the outstanding capital stock of Maui Fresh. All such outstanding shares have been duly authorized, are fully paid and nonassessable and were validly issued in compliance with all applicable statutes, regulations and other laws. Each Shareholder owns his shares of the outstanding capital stock of Maui Fresh free and clear of all liens, security agreements, shareholders' agreements, voting trust agreements and other claims and encumbrances, and Maui Fresh owns all of the membership and economic interests of the LLC free and clear of all liens, security agreements, and other claims and encumbrances.

                  (d) The shares of Maui Fresh capital stock to be issued to Calavo at the Closing will be duly authorized and fully paid and nonassessable, and Calavo will own all of the issued and outstanding capital stock of Maui Fresh free and clear of all liens, security agreements, shareholders' agreements, voting trust agreements and other claims and encumbrances except those that may result from the actions of Calavo.

         2.3 CORPORATE POWERS. Each of Maui Fresh and the LLC has and holds the right and power, and all licenses, permits, authorizations and approvals (governmental or otherwise), necessary to entitle it to use its corporate name, to own and operate its properties and assets and to carry on its business.

         2.4 AUTHORITY. Each Shareholder and Maui Fresh has the full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by each Shareholder and Maui Fresh in order to enable such person to carry out this Agreement and the transactions contemplated hereby have been taken.

         2.5 BINDING EFFECT. This Agreement has been duly executed and delivered by the Shareholders and Maui Fresh and (together with any agreements or instruments to be executed and delivered at the Closing by any such person) constitutes a legal, valid and binding obligation of each such person, enforceable in accordance with its terms.

         2.6 NO BREACH. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby will, with or without notice or the passage of time, (i) violate any statute, rule, regulation, law or judicial or administrative order, judgment or decree applicable to any Shareholder, Maui Fresh or the LLC, (ii) result in the breach of, cause an acceleration of the obligations under, permit the termination of, or otherwise constitute a default under, any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust or other instrument, undertaking, commitment or agreement to which any Shareholder, Maui Fresh or the LLC is a party or is otherwise subject, or (iii) result in the creation of any lien or other encumbrance upon any of Maui Fresh's or the LLC's assets.

         2.7 CONSENTS. Except for filing the Articles of Merger with the Nevada Secretary of State, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires any Shareholder, Maui Fresh or the LLC to obtain any consent, permit or approval, or to make any filing or registration, under any statute, rule, regulation, law or judicial or administrative order, judgment or decree applicable to any Shareholder, Maui Fresh or the LLC or under any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust or other instrument, undertaking, commitment or agreement to which any Shareholder, Maui Fresh or the LLC is a party or is otherwise subject.

         2.8 SUBSIDIARIES AND OTHER EQUITY INVESTMENTS. Except for Maui Fresh's ownership of the LLC, Maui Fresh and the LLC do not, directly or indirectly, own any stock or other equity interest in any corporation, partnership, joint venture, trust, association or other entity or business venture, and neither Maui Fresh nor the LLC has any agreement or commitment to acquire any such equity interest.

         2.9 INTERESTS OF SHAREHOLDERS. Except as described in Schedule 2.9 attached hereto, no Shareholder (i) has any direct or indirect ownership interest in any supplier, customer, lessor, sublessor or other person or entity which does business with Maui Fresh or the LLC or (ii) has any direct or indirect ownership interest in any assets or properties of Maui Fresh or the LLC (other than solely by reason of such Shareholder's ownership of Maui Fresh shares). The business of Maui Fresh and the LLC has been conducted only through Maui Fresh and the LLC.

         2.10 FINANCIAL STATEMENTS. Schedule 2.10 attached hereto contains a true, correct and complete copy of (i) the October 15 Balance Sheet and (ii) the consolidated balance sheets of Maui Fresh and the LLC as of December 31, 2002 and March 31, 2003 and the related consolidated statements of income for the specified periods then ended (collectively with the October 15 Balance Sheet, the "FINANCIAL STATEMENTS"). Except as otherwise expressly described in Schedule 2.10, the Financial Statements were prepared, and the Closing Date Balance Sheet will be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with Maui Fresh's past practices. The Financial Statements fairly present the consolidated financial position of Maui Fresh as of the respective dates of the balance sheets included in the Financial Statements and the consolidated results of Maui Fresh's operations for the specified periods indicated therein. The Closing Date Balance Sheet will fairly present the consolidated financial position of Maui Fresh as of October 31, 2003.

         2.11 LIABILITIES. As of the respective dates of the balance sheets that are contained in the Financial Statements, neither Maui Fresh nor the LLC had any liability of any nature (whether accrued, contingent or otherwise) that was not fully reflected and reserved against in the Financial Statements. As of the Closing Date, neither Maui Fresh nor the LLC will have any liability of any nature (whether accrued, contingent or otherwise) that is not fully reflected and reserved against in the Closing Date Balance Sheet.

         2.12     ABSENCE OF CHANGES. Since March 31, 2003:

                  (a) Neither Maui Fresh nor the LLC has incurred any liabilities of any nature (whether accrued, contingent or otherwise), except liabilities incurred in the ordinary course of business;

                  (b) There has been no material adverse change in the assets, liabilities or financial condition of Maui Fresh or the LLC;

                  (c) There has been no material adverse change in the business prospects of Maui Fresh or the LLC;

                  (d) Neither Maui Fresh nor the LLC has entered into (or agreed to enter into) any leases, loan agreements or other agreements, except in the ordinary course of business;

                  (e) Neither Maui Fresh nor the LLC has purchased or otherwise acquired or sold, mortgaged, pledged, leased or otherwise disposed of any of its assets (or agreed to take any of such actions), except in the ordinary course of business;

                  (f) There has been no material damage, destruction or other casualty loss with respect to property owned or leased by Maui Fresh or the LLC (whether or not covered by insurance); and

                  (g) The business of Maui Fresh and the LLC in all other respects has been conducted only in its ordinary course, except for any actions of Maui Fresh and the LLC taken in contemplation of the Merger and expressly described in an Agreement dated October 1, 2003 among Maui Fresh and the Shareholders (the "MAUI FRESH SHAREHOLDERS' AGREEMENT"), a copy of which is attached hereto as Schedule 2.12.

         2.13 ACCOUNTING PRACTICES. Maui Fresh and the LLC make and keep books, records and accounts that, in reasonable detail, accurately and fairly reflect their transactions and dispositions of assets. Except as otherwise expressly described in Schedule 2.13 attached hereto, the present system of internal accounting controls of Maui Fresh and the LLC, which will be maintained pending the Closing Date, reasonably assures that transactions are recorded as necessary (i) to permit the preparation of financial statements in conformity with generally accepted accounting principles applied on a basis consistent with past practices, (ii) to fairly present the financial condition and results of operations of Maui Fresh and the LLC, and (iii) to maintain accountability for assets. Neither Maui Fresh nor the LLC has used any improper accounting practices to incorrectly reflect or not reflect any of its assets, liabilities, revenues or expenses.

         2.14 RECEIVABLES. The receivables of Maui Fresh and the LLC are reflected properly on their books and records and are valid receivables subject to no setoffs or counterclaims, and all such receivables that exist as of the Closing Date will be reflected properly on each such entity's books and records and will constitute valid receivables subject to no setoffs or counterclaims. All such receivables described in the preceding sentence have been or will be collected in the ordinary course of business at their recorded amounts, subject only to the applicable reserve for doubtful accounts (if any) that is shown on the books and records of Maui Fresh and the LLC (which reserve represents a reasonable estimate of the uncollectible portion of the receivables).

         2.15 LEASES OF REAL PROPERTY. Neither Maui Fresh nor the LLC owns, directly or indirectly, any real property, and neither Maui Fresh nor the LLC occupies any real property other than as the lessee thereof. Schedule 2.15 attached hereto describes each lease of real property to which Maui Fresh or the LLC is a party or is otherwise bound. With respect to each such lease: (i) the lease is in full force and effect; (ii) all rent and all other amounts owing under the lease are fully paid; (iii) neither Maui Fresh nor the LLC has assigned to any other person any of its right, title and interest in and to the lease; and (iv) neither Maui Fresh nor the LLC has violated any applicable statutes, rules or regulations (including, without limitation, zoning, land use and environmental statutes, rules and regulations) in connection with its use of the property covered by the lease.

         2.16 LEASES OF PERSONAL PROPERTY. Neither Maui Fresh nor the LLC leases or subleases any personal property to any other person, and neither Maui Fresh nor the LLC licenses or sublicenses any personal property to or from any other person. Schedule 2.16 describes each lease or sublease by which Maui Fresh or the LLC leases or subleases personal property from another person. With respect to each such lease or sublease: (i) the lease or sublease is in full force and effect; (ii) all lease payments and all other amounts owing under the lease or sublease are fully paid; (iii) neither Maui Fresh nor the LLC has assigned to any other person any of its right, title and interest in and to the lease or sublease; and (iv) neither Maui Fresh nor the LLC has violated any applicable statutes, rules or regulations in connection with its use of the property covered by the lease or sublease.

         2.17     OWNERSHIP AND USE OF ASSETS. Except as set forth in Schedule
2.17 attached hereto: (i) each of Maui Fresh and the LLC is the lawful owner or lessee of each of the assets that is used in its business; (ii) each of Maui Fresh and the LLC owns or leases such assets free and clear of all liens, security interests or other claims or encumbrances; and (iii) such assets that consist of machinery, equipment, motor vehicles or other tangible personal property or fixtures are free of material defects, are commercially usable and are in good operating condition and repair, ordinary wear and tear excepted.

         2.18 BANK ACCOUNTS. Schedule 2.18 attached hereto identifies all checking accounts, deposit accounts, securities accounts, safety deposit boxes and other accounts and safekeeping arrangements constituting assets of Maui Fresh and the LLC, together with the authorized signatories on each such account or arrangement.

         2.19 INSURANCE. Schedule 2.19 attached hereto describes all insurance policies that are currently maintained by each of Maui Fresh and the LLC, listing the insurer, the type and period of coverage, the scope and amount of coverage and deductible amounts.

         2.20 GUARANTEES. Neither Maui Fresh nor the LLC has guaranteed the liabilities or obligations of any other person.

         2.21 LOAN AGREEMENTS. Schedule 2.21 attached hereto describes each loan or credit agreement, promissory note, letter of credit or other borrowing arrangement under which Maui Fresh or the LLC currently has borrowed any money, or is entitled to borrow, and lists the persons authorized to borrow thereunder on behalf of each entity.

         2.22 OTHER AGREEMENTS. Except for any agreements that are identified in any other schedule that is attached to this Agreement, Schedule
2.22 attached hereto identifies each of the following agreements (written or oral) to which Maui Fresh or the LLC is a party or is otherwise bound: (i) each agreement involving total payments by Maui Fresh or the LLC over its term of more than $50,000; (ii) each agreement under which the consequences of a default would have a material adverse effect on Maui Fresh or the LLC; (iii) each agreement with a term of over one year, unless such agreement is terminable without penalty by Maui Fresh or the LLC on no more than thirty days' notice; and (iv) each agreement not entered into by Maui Fresh or the LLC in the ordinary course of business.

         2.23 ABSENCE OF DEFAULTS. With respect to each agreement to which Maui Fresh or the LLC is a party or is otherwise subject: (i) neither Maui Fresh nor the LLC is in default or breach of its obligations thereunder; and (ii) no claim of default or breach has been made against Maui Fresh or the LLC thereunder, and no event has occurred which, with the passage of time or the giving of notice, will result in the occurrence of a default or breach by Maui Fresh or the LLC.

         2.24 LITIGATION. There is no litigation, arbitration, investigation, tax audit or other claim or proceeding pending or, to the knowledge of the Shareholders, threatened against Maui Fresh or the LLC. Neither Maui Fresh nor the LLC is in default under any judgment, order, writ, injunction or decree of any court or administrative agency or body to which it is bound or otherwise subject. The Shareholders are not aware of any audit, investigation, review or other inquiry (or proposed audit, investigation, review or inquiry) by any governmental agency regarding any assets or business of Maui Fresh or the LLC, and the Shareholders are not aware of the existence of any dispute or potential dispute with any governmental agency regarding any aspect of the assets or business of Maui Fresh or the LLC.

         2.25 COMPLIANCE WITH LAWS. Each of Maui Fresh and the LLC is in compliance with all applicable statutes, rules, regulations and other laws pertaining to its assets or the operation of its business. No claim has been made to any Shareholder, Maui Fresh or the LLC by any governmental authority (and no such claim is anticipated) to the effect that the business conducted by Maui Fresh or the LLC fails to comply with any statute, rule, regulation or other law or that a license, permit, certificate or authorization (which has not promptly thereafter been obtained) is required with respect to the operation of such business.

         2.26 ENVIRONMENTAL MATTERS. Each of Maui Fresh and the LLC is conducting and has at all times conducted its business and operations (including, without limitation, its use and occupancy of the real property that it owns or leases) in full compliance with all applicable statutes, rules, regulations, laws, permits, orders and decrees pertaining to the protection of the environment, the treatment, emission and discharge of pollutants and the use, handling, generation, storage, treatment, removal, transport, spillage, clean up, decontamination, discharge or disposal (whether accidental or intentional) of any hazardous or toxic substances, materials or wastes (collectively, "ENVIRONMENTAL LAWS"). Neither Maui Fresh nor the LLC has received any written notice of claims or actions pending or threatened against it by any governmental agency or any other person relating to a violation or an alleged violation of any Environmental Laws, and the Shareholders know of no basis for any such claim or action.

         2.27 PROPRIETARY INFORMATION. Schedule 2.27 attached hereto sets forth a list of and all copyrights, service marks, trademarks, trade names, logos, patents, licenses and royalty rights, and registrations and applications for the foregoing items, under which the business of Maui Fresh and the LLC is operated or in which either Maui Fresh or the LLC possesses an interest (collectively, the "PROPRIETARY RIGHTS"). Except as described in Schedule 2.27:
(i) there are no assignments, licenses or sublicenses with respect to any of the Proprietary Rights; (ii) there are no pending or, to the knowledge of the Shareholders, threatened claims by any person with respect to the use by Maui Fresh or the LLC of the Proprietary Rights; (iii) no Shareholder or employee of Maui Fresh or the LLC has an ownership interest in any of the Proprietary Rights; and (iv) to the knowledge of the Shareholders, the Proprietary Rights do not infringe on the rights of any other person.

         2.28     TAX RETURNS AND LIABILITIES.

                  (a) Maui Fresh and the LLC have filed, on a timely basis, all tax returns and estimates for all years and periods for which such tax returns and estimates were due, and all such returns and estimates were prepared in the manner required by applicable law. Each such tax return properly reflected, and did not understate, the income, the taxable income and the liability for taxes of Maui Fresh or the LLC in the relevant taxation period covered by the tax return. Maui Fresh and the LLC have paid in full all taxes that are (or were) due and payable by them, and Maui Fresh and the LLC have properly accrued all taxes payable by them and reflected such accrued taxes on the appropriate balance sheets. Neither Maui Fresh nor the LLC has ever received written notice from any authority in a jurisdiction where it does not currently file tax returns to the effect that it is or may be subject to taxation by that jurisdiction.

                  (b) Each of Maui Fresh and the LLC has withheld amounts from its employees in compliance with the tax withholding provisions of applicable law. Each of Maui Fresh and the LLC has filed all tax returns and reports for all years and periods for which any such tax returns and reports were due with respect to employee income tax withholding and social security and unemployment taxes, and all such tax returns and reports were prepared in the manner required by applicable law. All payments due from each of Maui Fresh and the LLC as shown on such tax returns and reports on account of employee income tax withholding or social security and unemployment taxes have been paid.

                  (c) In this Agreement, (i) "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, unemployment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including, without limitation, taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), employment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, add-on minimum or estimated tax or other tax, assessment or charge of any kind whatsoever, including, without limitation, any interest, fine, penalty or addition thereto, whether or not disputed, and
(ii) "TAX RETURN" means any return, declaration, report, claim for refund or information or statement relating to taxes and any exhibit, schedule, attachment or amendment thereto.

         2.29     EMPLOYEES.

                  (a) None of the employees of Maui Fresh or the LLC is represented by a labor union or is covered by a collective bargaining, union or similar agreement. There are no material controversies, grievances or complaints pending or threatened between Maui Fresh or the LLC and any of its employees or current or threatened work stoppages, strikes or other labor actions.

                  (b) Each of Maui Fresh and the LLC is in compliance with all applicable statutes, rules, regulations, laws and judicial and administrative orders, judgments and decrees respecting employment and employment practices and the terms and conditions of employment and wages and hours.

                  (c)      Except as described in Schedule 2.29 attached hereto:
(i) neither Maui Fresh nor the LLC has entered into any employment or severance agreement with any of its officers or employees; (ii) neither Maui Fresh nor the LLC has entered into any agreement with any officer or employee prohibiting or inhibiting the termination of his or her employment provided that at least thirty days' notice of termination is given; (iii) neither Maui Fresh nor the LLC is subject to any pension plan, retirement plan, profit sharing plan, stock option plan, deferred compensation plan or other employee benefit plan; and (iv) no current officer or employee of Maui Fresh or the LLC will be entitled to any severance payments upon his or her termination of employment, and no such former officer or employee currently is receiving such severance payments.

                  (d) With respect to each pension plan, retirement plan, profit sharing plan, deferred compensation plan or other employee benefit plan maintained by Maui Fresh or the LLC, all contributions or other payments required by such plan or by applicable statutes, rules, regulations and laws to have been made have in fact been made, and no funding deficiency exists with respect to any such plan. Each such plan has been maintained, operated and administered in accordance with all applicable statutes, rules, regulations and laws.

         2.30 FINDERS AND BROKERS. No person has acted as a finder, broker or other intermediary on behalf of any Shareholder or Maui Fresh in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any broker's or finder's fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by any Shareholder or Maui Fresh.

         2.31 ACCURACY AND COMPLETENESS. No representation or warranty of any Shareholder contained in this Agreement or in any schedule, exhibit, agreement or document delivered pursuant hereto contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Shareholders have delivered to Calavo a true, correct and complete copy of each agreement and other document (as fully amended) that is described in or referred to in any schedule that is attached to this Agreement.

         2.32 INVESTMENT REPRESENTATIONS. Each Shareholder represents and warrants to, and agrees with, Calavo with respect to himself (and not as to the other two Shareholders) as follows:

                  (a) The Calavo Merger Shares that are allocable to the Shareholder are being acquired for the Shareholder's own account and not with a view to the public distribution of any of the Calavo Merger Shares. The Shareholder will not sell, hypothecate or otherwise transfer any of the Calavo Merger Shares except in accordance with applicable federal and state securities laws.

                  (b) The Shareholder understands that the offering and sale of the Calavo Merger Shares in the Merger is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act and Regulation D under the Securities Act.

                  (c) The Shareholder understands that: (i) the Calavo Merger Shares have not been registered or qualified under the Securities Act or the securities laws of California or any other state, and neither the Securities and Exchange Commission nor any state or other regulatory authority has made any recommendation or finding concerning the value of the Calavo Merger Shares; (ii) there is no assurance that the Shareholder will be able to sell the Calavo Merger Shares at a purchase price that the Shareholder deems reasonable; (iii) the Calavo Merger Shares may be offered, sold or otherwise transferred by the Shareholder only if the transaction is registered and qualified under the applicable provisions of federal and state securities laws or if exemptions from such registration and qualification are available; (iv) the satisfaction of these securities registration exemptions is the Shareholder's responsibility; and (v) Calavo is under no obligation to assist the Shareholder in satisfying these exemptions, and Calavo does not intend to register any subsequent transaction by the Shareholder under applicable federal and state securities laws.

                  (d) The Shareholder understands that the Calavo Merger Shares are and will remain "restricted securities" under the federal securities laws because they will be acquired from Calavo in a transaction not involving a public offering. The Shareholder understands the resale limitations imposed by the Securities Act and is familiar with Rule 144 under the Securities Act and the conditions which must be met in order for Rule 144 to be available for the public resale of "restricted securities."

                  (e) The Shareholder agrees not to sell, assign, pledge or otherwise transfer any of his Calavo Merger Shares (except to Calavo under Section 1.9) during the two-year period after the Closing Date.

                  (f) The Shareholder understands that legends to the following effect will be placed on the certificates evidencing the Calavo Merger
Shares:

                  "The shares that are represented by this certificate have not been registered or qualified under the Securities Act of 1933, as amended (the "Act"), or applicable state securities laws. The shares may not be sold, offered for sale, assigned, pledged or otherwise transferred unless such transfer is registered or qualified under the Act and applicable state securities laws covering such shares or unless the corporation receives an opinion of counsel or other evidence satisfactory to the corporation to the effect that such registration and qualification are not required."

                  "The shares that are represented by this certificate are subject to restrictions on transfer that are described in an Agreement and Plan of Merger dated November 6, 2003 among the holder of this certificate, Calavo Growers, Inc. and certain other parties."

                  (g) The Shareholder was given an adequate opportunity to review (i) Calavo's Annual Report on Form 10-K for the fiscal year ended October 31, 2002, (ii) Calavo's Annual Report to Shareholders for the fiscal year ended October 31, 2002, (iii) all Proxy Statements and Reports on Form 10-Q and 8-K that Calavo has filed with the Securities and Exchange Commission subsequent to January 31, 2003, and (iv) all exhibits to the foregoing documents that Calavo has filed with the Securities and Exchange Commission.

                  (h) In evaluating the suitability of an investment in Calavo, the Shareholder has not relied upon any representation or other information (whether oral or written) from Calavo or any of its agents that is inconsistent with the information contained in the documents described in the immediately preceding paragraph. No oral or written representations or recommendations have been made, and no oral or written information has been furnished, to the Shareholder regarding the advisability of acquiring the Calavo Merger Shares. Calavo has provided the Shareholder (including his or her professional advisors, if any) with a sufficient opportunity to ask questions and receive answers concerning the terms and conditions of the issuance of the Calavo Merger Shares and to obtain any additional information which Calavo possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information that is contained in the documents described in the immediately preceding paragraph.

                  (i) The Shareholder has such knowledge and experience in financial and business matters that the Shareholder is capable of evaluating the merits and risks of an investment in Calavo and of making an informed investment decision.

                  (j)      The principal residence of Arthur J. Bruno and Robert
J. Bruno is the State of California, and the principal residence of Javier M. Badillo is the State of Arizona.

                  (k) The Shareholder's individual net worth, or joint net worth with the Shareholder's spouse, exceeds One Million Dollars ($1,000,000). "Net worth" means the excess of total assets at fair market value, including home and personal property, over total liabilities, including mortgages and income taxes on unrealized appreciation of assets.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF CALAVO

         Calavo represents and warrants to the Shareholders that the following representations and warranties (in addition to any representations and warranties made by Calavo elsewhere in this Agreement) are true, correct and complete as of the date of this Agreement, and that such representations and warranties will be true, correct and complete as of the Closing Date as though remade on the Closing Date with references to the Closing Date substituted for references to the date of this Agreement throughout this Article 3:

         3.1 ORGANIZATION AND GOOD STANDING. Calavo is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of California. Newco is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the State of Nevada. Newco is a wholly owned subsidiary of Calavo.

         3.2 CORPORATE POWERS. Each of Calavo and Newco has and holds the corporate right and power, and all licenses, permits, authorizations and approvals (governmental or otherwise), necessary to entitle it to use its corporate name, to own and operate its properties and to carry on its business as such business exists as of the date hereof.

         3.3 AUTHORITY. Each of Calavo and Newco has the full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Calavo and Newco in order to enable them to carry out this Agreement and the transactions contemplated hereby have been taken.

         3.4 BINDING EFFECT. This Agreement has been duly executed and delivered by Calavo and Newco and (together with any agreements and instruments to be executed and delivered by Calavo and Newco at the Closing) constitutes their legal, valid and binding obligation, enforceable in accordance with its terms.

         3.5 ISSUANCE OF SHARES TO THE SHAREHOLDERS. The Calavo Merger Shares to be issued by Calavo to the Shareholders at the Closing will be duly authorized, fully paid and nonassessable.

         3.6 NO BREACH. Neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby will, with or without notice or the passage of time, (i) violate any United States statute, rule, regulation, law or judicial or administrative order, judgment or decree applicable to Calavo or Newco, (ii) result in the breach of, cause an acceleration of the obligations under, permit the termination of, or otherwise constitute a default under, any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust or other instrument, undertaking, commitment or agreement to which Calavo or Newco currently is subject, or (iii) result in the creation of any lien or other encumbrance upon any of Calavo's or Newco's assets.

         3.7 CONSENTS. Except for filing the Articles of Merger with the Nevada Secretary of State and except for filings by Calavo with the Securities and Exchange Commission and state securities authorities that are required under applicable federal and state securities laws and regulations, neither the execution and delivery of this Agreement nor the consummation of any transaction contemplated hereby requires Calavo or Newco to obtain any consent, permit or approval, or to make any filing or registration, under any United States statute, rule, regulation, law or judicial or administrative order, judgment or decree applicable to Calavo or Newco or under any corporate charter, bylaw, lease, license, loan agreement, promissory note, deed of trust or other instrument, undertaking, commitment or agreement to which Calavo or Newco currently is a party or is otherwise subject.

         3.8 FINDERS AND BROKERS. No person has acted as a finder, broker or other intermediary on behalf of Calavo or Newco in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any broker's or finder's fee or similar fee with respect to this Agreement or such transactions as a result of actions taken by Calavo.

         3.9 LITIGATION. There is no litigation, arbitration, investigation, tax audit or other claim or proceeding pending or, to the knowledge of Calavo, threatened against Calavo that could have a material adverse effect on Calavo's results of operations or financial condition. Calavo is not in default under any judgment, order, writ, injunction or decree of any court or administrative agency or body to which it is bound or otherwise subject. Calavo is not aware of any audit, investigation, review or other inquiry (or proposed audit, investigation, review or inquiry) by any governmental agency regarding any assets or business of Calavo, and Calavo is not aware of the existence of any dispute or potential dispute with any governmental agency regarding any aspect of the assets or business of Calavo.

         3.10 RULE 144 REPORTING. With a view to making available the benefits of certain rules and regulations of the Securities and Exchange Commission that may at any time permit the sale of the Calavo Merger Shares to the public without registration, and for so long as any Shareholder holds unregistered Calavo Merger Shares, Calavo shall use its reasonable efforts to:
(i) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times that Calavo is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); (ii) file with the Securities and Exchange Commission in a timely manner all reports and other documents required of Calavo under the Exchange Act; and (iii) so long as a Shareholder owns any Calavo Merger Shares, furnish to such Shareholder promptly upon request a written statement by Calavo as to its compliance with the reporting requirements of said Rule 144 and of the Exchange Act, a copy of Calavo's most recent annual or quarterly report and such other publicly available reports and documents of Calavo and other publicly available information in the possession of Calavo as the Shareholder may reasonably request in availing itself of any rule or regulation of the Securities and Exchange Commission allowing the Shareholder to sell any such securities without registration.

         3.11 ACCURACY AND COMPLETENESS. No representation or warranty of Calavo contained in this Agreement or in any schedule, exhibit, agreement or document delivered pursuant hereto contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE 4
                     MISCELLANEOUS AGREEMENTS OF THE PARTIES

         In addition to their agreements contained in other sections of this Agreement, Calavo, Maui Fresh and the Shareholders agree as follows:

         4.1      ACCESS AND CONFIDENTIALITY.

                  (a) Prior to the Closing, Calavo and its authorized representatives shall have full access to the premises and the books, records, agreements and other documents of Maui Fresh and the LLC during all reasonable hours, and Calavo shall be furnished with copies of all such books, records, agreements and other documents as may be reasonably requested by it. Prior to the Closing, the Shareholders and their authorized representatives shall have full access to the premises and the books, records, agreements and other documents of Calavo during all reasonable hours, and the Shareholders shall be furnished with copies of all such books, records, agreements and other documents as may be reasonably requested by them; provided, however, that the Shareholders shall not be entitled to receive any confidential information that Calavo is prohibited by applicable securities laws and regulations from disclosing to third parties on a selective basis without full disclosure to the public.

                  (b) Prior to the Closing, Calavo shall maintain the confidentiality of all confidential information about Maui Fresh or the LLC that it acquires in connection with its investigation, except to the extent that disclosure thereof is required by a court of competent jurisdiction or by an arbitrator pursuant to Section 8.13. Prior to the Closing, the Shareholders shall maintain the confidentiality of all confidential information about Calavo that they acquire in connection with their investigation, except to the extent that disclosure thereof is required by a court of competent jurisdiction or by an arbitrator pursuant to Section 8.13.

                  (c) Calavo's investigation of Maui Fresh and the LLC and their business, assets and liabilities shall in no manner be construed as relieving any Shareholder from liability hereunder for a breach of any representation or warranty of any Shareholder made in this Agreement, and the Shareholders' investigation of Calavo and its business, assets and liabilities shall in no manner be construed as relieving Calavo from liability hereunder for a breach of any representation or warranty of Calavo made in this Agreement

                  (d) Notwithstanding anything in this Agreement to the contrary, the parties to this Agreement (and their representatives and agents) may consult any tax advisor regarding the tax treatment and tax structure of the Merger and all other transactions contemplated by this Agreement and may at any time disclose to any person, without limitation of any kind, the tax treatment and tax structure of the Merger and such transactions and all materials (including opinions or other tax analysis) that are provided relating to such treatment or structure. The preceding sentence is intended to satisfy the requirements for the transactions contemplated herein to avoid classification as a "confidential transaction" in accordance with the Treasury Regulations Section 1.6011-4(b)(3) and shall be interpreted consistent with such intent.

         4.2 CONDUCT OF MAUI FRESH AND THE LLC PRIOR TO THE CLOSING. Prior to the Closing, the Shareholders shall cause Maui Fresh and the LLC to conduct their business only in the ordinary and regular course (that is, reasonably consistent with past custom and practice), except as otherwise approved in writing by Calavo or except as otherwise expressly described in the Maui Fresh Shareholders' Agreement. Without limiting the generality of the preceding sentence, except as otherwise approved in writing by Calavo or except as otherwise expressly described in the Maui Fresh Shareholders' Agreement, neither Maui Fresh nor the LLC shall:

                  (a)      Amend its charter documents;

                  (b) Issue or purchase any shares of its capital stock or membership interests or grant any options, warrants, subscriptions, commitments or other rights of any character to acquire any of its capital stock or membership interests;

                  (c) Declare or pay any dividend, or make any other distribution or payment, with respect to its capital stock;

                  (d) Amend or terminate any of its supply or customer contracts or other agreements, except in the ordinary course of business;

                  (e) Make any capital expenditure or guarantee or incur any indebtedness or other liabilities, except in the ordinary course of business;

                  (f) Enter into any supply or customer contract or other agreement, except in the ordinary course of business;

                  (g) Sell, lease, license, transfer, pledge or assign any of its assets, except in the ordinary course of business;

                  (h) Alter the manner of keeping its books, accounts or records; or

                  (i) Agree to take any of the actions described above in this Section 4.2 or otherwise take any action (or agree to take any action) that would cause a breach of any of the Shareholders' representations and warranties contained in this Agreement.

         4.3 PRESERVATION OF THE BUSINESS. Prior to the Closing, the Shareholders shall cause Maui Fresh and the LLC to use their best efforts to preserve their business, agreements and relationships with clients.

         4.4 TRANSFER OF SHARES. Prior to the Closing, no Shareholder shall sell, assign, encumber or otherwise transfer any of his Maui Fresh shares or agree to take any of such actions.

         4.5 GOVERNMENTAL FILINGS. Calavo and the Shareholders shall cooperate in complying fully and on a timely basis with any and all governmental filings that are required as a result of this Agreement and its consummation.

         4.6 PUBLICITY. Prior to the Closing, except as otherwise required by law, no party to this Agreement shall publicly disseminate any statement concerning this Agreement without the prior written consent of Calavo (if the statement is to be made by Maui Fresh or any Shareholder) or the Shareholders (if the statement is to be made by Calavo or Newco). However, the parties agree that Calavo is entitled to make public announcements of the execution of this Agreement and of the Closing through press releases and the filing with the Securities and Exchange Commission of Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Calavo shall provide the Shareholders with an opportunity to review and comment upon such documents.

         4.7 LEASES. If requested by Calavo, the Shareholders shall obtain prior to the Closing an estoppel letter in form and substance reasonably satisfactory to Calavo from each lessor of real property that is leased or subleased by Maui Fresh or the LLC. Among other things, each estoppel letter shall state that neither Maui Fresh nor the LLC is in default under the lease or sublease.

         4.8 REPAYMENT OF LOANS. Prior to the Closing, Maui Fresh and the LLC shall repay all principal and accrued interest on all loans that have been made to them by the Shareholders.

         4.9 COOPERATION. Calavo, on the one hand, and the Shareholders, on the other hand, shall cooperate with each other in the performance of all obligations under this Agreement and shall use its (or their) reasonable efforts to satisfy or cause to be satisfied, at or prior to the Closing, the conditions to the Closing obligations of the other party or parties under this Agreement.

         4.10 EMPLOYEES. It is Calavo's present intention to continue the employment of the present employees of Maui Fresh and the LLC, other than the Shareholder employees, on an "at will" basis after the Closing and to carry forward vacation and sick leave benefits pursuant to the policies of Calavo applicable to its employees.

         4.11 EMPLOYMENT OF ARTHUR J. BRUNO AND JAVIER M. BADILLO. Calavo agrees to enter into and to deliver at the Closing to Shareholders Arthur J. Bruno and Javier M. Badillo agreements providing for their compensation and other rights in the event of the termination of employment under specified circumstances of Shareholder Arthur J. Bruno (the "BRUNO SEVERANCE AGREEMENT") and Shareholder Javier M. Badillo (the "BADILLO SEVERANCE AGREEMENT") in substantially the form of Exhibits 4.11A and 4.11B, respectively, attached hereto. Calavo represents and warrants to the Shareholders that it has not entered into written employment agreements with any of its officers.

         4.12 TERMINATION OF MAUI FRESH AND LLC EMPLOYMENT AGREEMENTS. Each Shareholder agrees that, effective as of the Closing and without the need for any further action, (i) any employment, severance or consulting agreement that he may have entered into with Maui Fresh or the LLC shall be terminated, and
(ii) neither Maui Fresh nor the LLC shall owe any money to any Shareholder with respect to services performed by the Shareholder prior to the Closing.

         4.13 OPERATION OF MAUI FRESH AND THE LLC AFTER THE CLOSING. No representation, warranty or agreement has been made by Calavo regarding the specific manner in which it shall operate Maui Fresh and the LLC after the Closing, except that Calavo represents and warrants that it is Calavo's present intention to continue the historic business lines of Maui Fresh and the LLC or to use a significant portion of the historic business assets of Maui Fresh and the LLC in a business after the Closing.

         4.14 TAX CONSEQUENCES OF THE MERGER. Calavo and the Shareholders intend for the Merger to constitute a tax-free reorganization under Section 368(a) of the Code. However, no party to this Agreement is making any representations or warranties to any other party regarding the tax or accounting consequences of the Merger or of any other transaction that is described in this Agreement.

                                    ARTICLE 5
                                     CLOSING

         5.1 TIME, PLACE AND DATE. Unless Calavo and the Shareholders agree in writing to a different date, the Closing shall occur on November 7, 2003 at a time and place mutually agreed upon by Calavo and the Shareholders.

         5.2 CONDITIONS PRECEDENT TO CALAVO'S CLOSING OBLIGATIONS. Each of the following shall be a condition to the obligation of Calavo to consummate the transactions contemplated by this Agreement, except to the extent that Calavo may elect to waive any of such conditions in writing:

                  (a) Each representation and warranty of the Shareholders contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all respects on and as of the Closing Date with the same effect as if such representation and warranty had been made on and as of the Closing Date, and each Shareholder shall have performed or complied with all agreements required by this Agreement to be performed or complied with by each Shareholder prior to or at the Closing;

                  (b) The Shareholders shall have executed and delivered to Calavo a certificate to the effect that the conditions described in Section 5.2(a) have been satisfied;

                  (c) The Shareholders shall have executed and delivered to Calavo the agreements and documents and made the other deliveries that are described in Section 5.5;

                  (d) No claim or legal proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement; and

                  (e) The Articles of Merger shall have been filed with the Nevada Secretary of State.

         5.3 CONDITIONS PRECEDENT TO THE SHAREHOLDERS' CLOSING OBLIGATIONS. Each of the following shall be a condition to the obligation of the Shareholders to consummate the transactions contemplated by this Agreement, except to the extent that the Shareholders may elect to waive any of such conditions in writing:

                  (a) Each representation and warranty of Calavo contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant hereto) shall be true and correct in all respects on and as of the Closing Date with the same effect as if such representation and warranty had been made on and as of the Closing Date, and Calavo shall have performed or complied with all agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

                  (b) Calavo shall have executed and delivered to the Shareholders a certificate to the effect that the conditions described above in
Section 5.3(a) have been satisfied;

                  (c) Calavo shall have executed and delivered the agreements and documents and made the other deliveries that are described in
Section 5.4;

                  (d) No claim or legal proceeding shall be pending or threatened before any court or governmental agency that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement; and

                  (e) The Articles of Merger shall have been filed with the Nevada Secretary of State.

         5.4 CALAVO'S CLOSING DELIVERIES. At the Closing, Calavo shall deliver to the Shareholders the following instruments, agreements and documents, duly executed where applicable, each of which must be in form and substance reasonably satisfactory to the Shareholders:

                  (a)      The Closing certificate described in Section 5.3(b);
and

                  (b) The Bruno Severance Agreement and the Badillo Severance Agreement.

As promptly as possible after the Closing, Calavo or its transfer agent shall deliver to the Shareholders stock certificates evidencing the Calavo Merger Shares that are not required by this Agreement to be delivered to Calavo as security for the Shareholders' obligations.

         5.5 SHAREHOLDERS' CLOSING DELIVERIES. At the Closing, the Shareholders shall deliver to Calavo the following instruments, agreements and documents, duly executed where applicable, each of which must be in form and substance reasonably satisfactory to Calavo:

                  (a) Stock certificates evidencing all shares of Maui Fresh's capital stock that are issued and outstanding immediately prior to the Closing, marked "cancelled";

                  (b) A stock certificate evidencing the shares of Maui Fresh stock acquired by Calavo in the Merger;

                  (c) Evidence of the repayment of all outstanding principal and interest on all loans that have been made by the Shareholders to Maui Fresh or the LLC;

                  (d) All resignations from the Board of Directors of Maui Fresh or the Management Committee or other governing body of the LLC that are requested by Calavo;

                  (e)      The Closing certificate described above in Section
5.2(b);

                  (f) The Bruno Severance Agreement and the Badillo Severance Agreement; and

                  (g) Stock assignments duly executed by the Shareholders regarding the Calavo Merger Shares that are required to be delivered as security to Calavo, which Calavo shall use in the event that it is entitled by this Agreement to satisfy an obligation of the Shareholders by causing Calavo Merger Shares to be delivered back to Calavo.

         5.6 TERMINATION OF THIS AGREEMENT. This Agreement may be terminated at any time by a writing executed by Calavo and the Shareholders. If the Closing has not occurred, for any reason, prior to December 1, 2003, this Agreement automatically shall terminate (unless extended by the written agreement of Calavo and the Shareholders) and, except as provided in this
Section 5.6, the parties to this Agreement shall have no further rights or obligations hereunder. Notwithstanding the termination of this Agreement pursuant to the preceding sentence, the obligations of the parties described in the following Sections of this Agreement shall survive: 4.1(b) (Confidentiality); 8.12 (Governing Laws); 8.13 (Arbitration of Disputes; Jury Trial Waiver); and 8.14 (Attorneys' Fees and Other Expenses). Furthermore, the termination of this Agreement pursuant to the provisions of this paragraph shall not limit any right or remedy that one party may have against another for breach of contract.

                                    ARTICLE 6
                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENTS

         6.1 CONFIDENTIALITY. A Shareholder shall at no time after the Closing use or disclose to any person, directly or indirectly, any confidential information concerning the business of Calavo, Maui Fresh or the LLC, including, without limitation, any business secret, trade secret, financial information, software, internal procedure, business plan, marketing plan, pricing strategy or policy or customer list, except to the extent that such use or disclosure is (x) necessary to the performance of the Shareholder's employment with Calavo during the period that he is so employed, (y) required by an order of a court of competent jurisdiction, or (z) authorized in writing by a duly authorized executive officer of Calavo. The prohibition that is contained in the preceding sentence shall not apply to any information that is or becomes generally available to the public other than through a disclosure by a Shareholder or by a person acting in concert with the Shareholder.

         6.2 NONCOMPETITION COVENANT. To provide Calavo the full value of its acquisition of Maui Fresh and the LLC, and as a material inducement to Calavo to enter into this Agreement and to consummate the transactions contemplated hereby, each Shareholder agrees to refrain from competing with Calavo to the extent provided in this Article 6. Without the prior written consent of Calavo, no Shareholder shall, at any time during the period described in Section 6.3, directly or indirectly (whether as owner, investor, lender, principal, agent, partner, officer, director, employee, independent contractor, consultant, shareholder or otherwise), and whether or not for compensation, engage in (or have any interest in) any business, corporation, person, partnership or other entity that competes with any business that is engaged in by Calavo, Maui Fresh or the LLC (i) in any county, city or other geographic area in the United States (including, without limitation, each county in the State of California) or foreign country in which Calavo, Maui Fresh or the LLC has conducted its business prior to the date of this Agreement, so long as Calavo, Maui Fresh or the LLC carry on such business or a similar business in such place or places, or (ii) in any other domestic or foreign geographic area in which Calavo, Maui Fresh or the LLC subsequently conducts its business. The provisions of this Section 6.2 shall not be construed as prohibiting any Shareholder from acquiring and owning up to one percent of the outstanding securities of any corporation that is a publicly traded corporation.

         6.3      DURATION.

                  (a) With respect to Robert J. Bruno, the noncompetition covenant of Section 6.2 shall be effective for a period beginning on the Closing Date and ending on the second anniversary of the Closing.

                  (b) With respect to each of Arthur J. Bruno and Javier M. Badillo, the noncompetition covenant of Section 6.2 shall be effective for a period beginning on the Closing Date and ending on the later to occur of (i) the second anniversary of the Closing Date or (ii) the first anniversary of the date of the termination for any reason of the Shareholder's employment with Calavo. However, as provided in the Bruno Severance Agreement, the noncompetition covenant with respect to Arthur J. Bruno shall end on the date that his employment with Calavo is terminated Without Cause or for Good Reason (as each term is defined in such agreement) if the termination of employment occurs prior to October 1, 2005; and, as provided in the Badillo Severance Agreement, the noncompetition covenant with respect to Javier M. Badillo shall end on the date that his employment with Calavo is terminated Without Cause or for Good Reason (as each term is defined in such agreement) if the termination of employment occurs prior to November 3, 2005.

         6.4 SCOPE AND REASONABLENESS. Calavo and the Shareholders agree that it is not their intention to violate any public policy or statutory or common law. The parties intend that the noncompetition covenants contained in Sections 6.2 and 6.3 shall be construed as a series of separate covenants by each Shareholder, one for each area included in the geographical scope described in Section 6.2 and for each year (or portion thereof) described in Section 6.3. Except for geographical coverage and duration, each such covenant of each Shareholder shall contain all of the terms of the covenants of this Article 6. If any arbitrator or court of competent jurisdiction refuses to enforce any covenant contained in this Article 6, then such unenforceable covenant shall be deemed to have been deleted from this Agreement to the extent necessary to permit the remaining separate covenants to be enforceable. Each Shareholder has considered the nature and extent of the restrictions upon competition set forth in this Article 6 and agrees that they are reasonable with respect to duration and geographical scope and in all other respects.

         6.5 INJUNCTIVE RELIEF. Any party having any rights under any provision of this Article 6 shall be entitled to recover damages by reason of any breach of such provision and to exercise all other rights and remedies granted by law, which rights may be exercised cumulatively. The parties recognize and agree that the violation of the provisions of this Article 6 or of any other provision of this Agreement cannot be reasonably or adequately compensated in damages and that, in addition to any other relief to which any party may be entitled by reason of such violation, it shall also be entitled to temporary, preliminary and permanent injunctive and equitable relief. Without limiting the generality of the foregoing, each Shareholder specifically agrees that a showing by Calavo of any breach of any provision of this Article 6 shall constitute, for the purposes of all determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle Calavo to temporary, preliminary and permanent injunctive relief against such Shareholder.

         6.6 VENUE. For purposes of injunctive relief, each Shareholder agrees to submit to the jurisdiction of the courts located in the jurisdiction or jurisdictions where it is alleged that Calavo is at the time being damaged by an alleged breach or violation of the provisions of this Article 6.

                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

                  (a) Except as described in this Section 7.1(a), all representations and warranties of the parties that are contained in this Agreement shall survive the Closing for a period of one year, and any claim for indemnification pursuant to Section 7.2(a) or 7.3(a) that is based upon the alleged breach of a representation or warranty must be brought not later than one year after the Closing Date. Notwithstanding the foregoing: (i) representations and warranties relating to tax, employee, environmental and other matters as to which the beneficiary of the representations and warranties may have liability under applicable statutes, rules or regulations or judicial or administrative orders, judgments or decrees shall not expire until the later to occur of the expiration of any applicable statute of limitations or the first anniversary of the Closing, and a claim for indemnification that is based upon the alleged breach of such a representation or warranty may be brought at any time prior to the later to occur of the expiration of the applicable statute of limitations or the first anniversary of the Closing; (ii) representations and warranties that are made fraudulently by a party shall survive forever; (iii) the Shareholders' representations and warranties that are contained in Sections
2.1 (Organization and Good Standing), 2.2 (Capitalization), 2.3 (Corporate Powers), 2.4 (Authority), 2.5 (Binding Effect) and 2.32 (Investment Representations) shall survive forever; and (iv) Calavo's representations and warranties that are contained in Sections 3.1 (Organization and Good Standing),
3.2 (Corporate Powers), 3.3 (Authority), 3.4 (Binding Effect) and 3.5 (Issuance of Shares to the Shareholders) shall survive forever . A claim for indemnification that alleges that a representation or warranty was made fraudulently may be brought at any time after the Closing, and a claim for indemnification that alleges a breach of a representation or warranty contained in one or more of the sections described in clauses (iii) or (iv) of the preceding sentence may be brought at any time after the Closing.

                  (b) A claim with respect to a breach of a representation or a warranty shall not be foreclosed if the maker of such claim shall have made such claim in writing to the other party prior to the expiration of the survival period described in Section 7.1(a). Except as described in Section 2.32 (Investment Representations), each representation or warranty made by any Shareholder shall be deemed to have been made jointly and severally by all of the Shareholders.

                  (c) All agreements of the parties made in this Agreement to perform obligations before or after the Closing shall survive forever, provided that a party's agreement to provide indemnification on account of a breach of its representations and warranties is subject to the survival period provisions set forth in Section 7.1(a). All representations, warranties and agreements of the parties that are contained in any exhibit or schedule to this Agreement or in any other agreement or document that is delivered pursuant to this Agreement shall be deemed to be contained in this Agreement.

         7.2 INDEMNIFICATION BY THE SHAREHOLDERS. Subject to the provisions of this Article 7, the Shareholders jointly and severally shall indemnify, defend and hold harmless Calavo (including Maui Fresh and the LLC) from and against any and all losses, damages, obligations, liabilities and other costs and expenses, including, without limitation, settlement costs, judgments, interest, penalties and reasonable attorneys' fees, accountants' fees and other costs and expenses for investigating or defending any actions, claims and proceedings (all of the foregoing being collectively referred to herein as "LOSSES") that Calavo (including Maui Fresh and the LLC) may incur based upon, arising out of, relating to or resulting from:

                  (a) Any breach of any representation or warranty of any Shareholder made in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant to this Agreement);

                  (b) Any breach of, or failure to perform, any agreement of any Shareholder that is contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant to this Agreement);

                  (c) With respect to the agreements to which Maui Fresh or the LLC is a party or is otherwise bound as of the Closing, any breaches or defaults (or events giving rise to such breaches or defaults) by Maui Fresh or the LLC that occurred prior to the Closing; or

                  (d) Any litigation, arbitration, investigation or other claim or legal proceeding (including, without limitation, any claims and legal proceedings that are listed on a schedule to this Agreement), whether brought before or after the Closing, that is based upon or arises out of any actions or omissions made or taken by any Shareholder or Maui Fresh or the LLC prior to the Closing.

         7.3      INDEMNIFICATION BY CALAVO. Subject to the provisions of this
Article 7, Calavo shall indemnify, defend and hold harmless the Shareholders from and against any and all Losses that the Shareholders may incur based upon, arising out of, relating to or resulting from:

                  (a) Any breach of any representation or warranty of Calavo made in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant to this Agreement);

                  (b) Any breach of, or failure to perform, any agreement of Calavo that is contained in this Agreement (including any exhibit, schedule or other agreement or document delivered pursuant to this Agreement); or

                  (c) Any actions or omissions made or taken by Calavo, Maui Fresh or the LLC after the Closing, except if such actions or omissions provide Calavo with a right to indemnification from the Shareholders pursuant to
Section 7.2 and except if such actions or omissions by Calavo, Maui Fresh or the LLC are attributable to the action or inaction of a Shareholder.

         7.4      NOTICE OF CLAIMS; CONTEST OF CLAIMS.

                  (a) If any indemnified party believes that it has incurred any Losses, or if any claim or legal proceeding is instituted by a third party with respect to which any indemnified party intends to claim any Losses under this Article 7, the indemnified party shall so notify the indemnifying party. The notice shall describe the Losses, the amount of the Losses, if known, and the method of computation of the Losses, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which the Losses shall have been incurred; and, in the case of a claim or legal proceeding by a third party, shall include a copy of all documents received by the indemnified party in connection therewith and any other information known to the indemnified party with respect to the claim or legal proceeding. The notice shall be given promptly after the indemnified party becomes aware of each such Loss, claim or legal proceeding, but failure to give such prompt notice shall not affect an indemnifying party's obligations hereunder except to the extent (if any) that the indemnifying party has suffered Losses as a result of such notification failure.

                  (b) With respect to any indemnification notice that does not involve a claim or legal proceeding by a third party, the indemnifying party shall, within ten days after receipt of such notice of Losses, pay or cause to be paid to the indemnified party the amount of Losses incurred by the indemnified party and described in the notice. With respect to an indemnification notice that involves a claim or legal proceeding by a third party, the indemnifying party shall, within ten days after receipt of such notice, notify the indemnified party if it elects to conduct and control the defense of the claim or legal proceeding, provided that any such election must be accompanied by a written acknowledgement by the indemnifying party of its obligation to indemnify the indemnified party with respect to all elements of such claim or legal proceeding. If the indemnifying party does not so notify the indemnified party of its election to conduct and control the defense of the claim or legal proceeding, the indemnified party shall have the right to defend, contest, settle or compromise the claim or legal proceeding, and the indemnifying party shall, within ten days after receipt of notice from the indemnified party, pay to the indemnified party the amount of any Losses resulting from the indemnified party's liability to the third-party claimant.

                  (c) Subject to the provisions of Section 7.4(b), the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the defense of a claim or legal proceeding brought by a third party. At the expense and request of the indemnifying party, the indemnified party shall cooperate in connection with such defense; the indemnified party shall otherwise be entitled to participate in (but not control) the defense of the claim or legal proceeding at its own expense. So long as the indemnifying party is defending the claim or legal proceeding in good faith and on a reasonable basis, and so long as the indemnified party does not incur any Losses by reason of the defense of the claim or legal proceeding, the indemnified party shall not pay or settle the claim or legal proceeding. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle the claim or legal proceeding at any time, provided that in such event the indemnified party shall waive any right to indemnity therefor by the indemnifying party. The indemnifying party shall not settle the claim or legal proceeding without the written consent of the indemnified party, which shall not be unreasonably withheld; provided, however, that the indemnified party shall not be required to give its consent unless the third-party claimant delivers to the indemnified party an unconditional release of all liability with respect to the claim or legal proceeding.

         7.5      ADDITIONAL INDEMNIFICATION LIMITATIONS.

                  (a) The maximum aggregate indemnification obligation of the Shareholders under this Agreement shall not exceed Four Million Fifty Thousand Dollars ($4,050,000), and the maximum aggregate indemnification obligation of Calavo under this Agreement shall not exceed Four Million Fifty Thousand Dollars ($4,050,000).

                  (b) No claims shall be made by Calavo for indemnification from the Shareholders pursuant to Section 7.2(a), 7.2(c), and/or 7.2(d) unless and until the aggregate amount of the Losses incurred by Calavo exceeds Fifty Thousand Dollars ($50,000), in which event Calavo shall become entitled to full indemnification for all of its Losses.

                  (c) No claims shall be made by the Shareholders for indemnification from Calavo pursuant to Section 7.3(a) and/or 7.3(c) unless and until the aggregate amount of the Losses incurred by the Shareholders exceeds Fifty Thousand Dollars ($50,000), in which event the Shareholders shall become entitled to full indemnification for all of their Losses.

                  (d) The indemnification limitations described in Section 7.5(b) and 7.5(c) shall not apply to a claim that is made under Section 7.2(b) or 7.3(b) based upon an alleged breach of, or failure to perform, any agreement of Calavo or a Shareholder.

                  (e) The amount of any recovery by an indemnified party pursuant to this Article 7 shall be net of any insurance proceeds actually received by the indemnified party (but not to the extent that such proceeds are repaid by the indemnified party through increased insurance premiums).

                  (f) This Agreement sets forth the sole and exclusive remedies of Calavo, on the one hand, and of the Shareholders, on the other hand, for a breach of this Agreement by the other party.

                                    ARTICLE 8
                               GENERAL PROVISIONS

         8.1 NOTICES. All notices and other communications required or permitted by this Agreement to be given by one party to another party shall be delivered in writing, by registered or certified United States mail (postage prepaid and return receipt requested), by reputable overnight delivery service, or by facsimile transmission, to the address for the party appearing in Exhibit
8.1 (or such other address or facsimile number as the party may designate to the other parties to this Agreement). Any such notice or communication that is sent in the foregoing manner shall be deemed to have been delivered upon actual receipt by facsimile transmission, or three days after deposit in the United States mail or one day after delivery to an overnight delivery service.

         8.2 AMENDMENTS AND TERMINATION; ENTIRE AGREEMENT. This Agreement may be amended or terminated only by a writing executed by each party hereto. Together with the exhibits and schedules to this Agreement, this Agreement constitutes the entire agreement of the parties relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

         8.3 INCORPORATION OF EXHIBITS AND SCHEDULES. All exhibits and schedules that are attached to this Agreement are incorporated into this Agreement and shall be deemed to be part of this Agreement.

         8.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall benefit, the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, (i) the rights and obligations of the Shareholders hereunder are not assignable to another person without Calavo's prior written consent, (ii) the Shareholders may not sell, assign or otherwise transfer any Calavo Merger Shares except in accordance with the terms and conditions of this Agreement, and (iii) the rights and obligations of Calavo hereunder are not assignable to another person without the Shareholders' prior written consent, except that Calavo may assign its rights and obligations hereunder without obtaining such consent in connection with Calavo's merger with and into another corporation or in connection with the sale of all or substantially all of Calavo's assets or capital stock to another person, provided that such other person assumes in a writing delivered to the Shareholders all of the obligations of Calavo to the Shareholders provided in this Agreement. Subject to the preceding sentences of this paragraph, this Agreement is not intended to benefit any person, or to be enforceable by any person, other than the parties to this Agreement.

         8.5 CALCULATION OF TIME. Wherever in this Agreement a period of time is stated in a number of days, unless otherwise stated it shall be deemed to mean calendar days starting with the first day after the event or delivery of notice and ending at the end of the last day of the applicable time period. However, when any period of time so stated would end upon a Saturday, Sunday or legal holiday, such period shall be deemed to end upon the next day following that is not a Saturday, Sunday or legal holiday.

         8.6 FURTHER ASSURANCES. Each party to this Agreement shall perform any further acts and execute and deliver any further documents that may be requested by another party and that are reasonably necessary to carry out the provisions of this Agreement.

         8.7 PROVISIONS SUBJECT TO APPLICABLE LAW. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

         8.8 WAIVER OF RIGHTS. No party to this Agreement shall be deemed to have waived any right or remedy that it has under this Agreement unless this Agreement expressly provides a period of time within which such right or remedy must be exercised and such period has expired or unless such party has expressly waived the same in writing. The waiver by any party of a right or remedy hereunder shall not be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

         8.9 HEADINGS; GENDER AND NUMBER; PERSON. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular, and pronouns of one gender shall be deemed to comprehend either or both of the other genders. The terms "hereof," "herein," "hereby" and variations thereof shall, whenever used in this Agreement, refer to this Agreement as a whole and not to any particular section hereof. The term "PERSON" refers to any natural person, corporation, partnership, limited liability company or other association or entity.

         8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by each party on a separate counterpart, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument. This Agreement may be executed by facsimile.

         8.11 PREPARATION OF THIS AGREEMENT. In the event of any dispute regarding this Agreement, no presumption or burden of proof shall be imposed on any party by reason of the preparation of this Agreement by its counsel.

         8.12 GOVERNING LAWS. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California without giving effect to such state's conflict-of-law principles.

         8.13     ARBITRATION OF DISPUTES; JURY TRIAL WAIVER.

                  (a) To the fullest extent permitted by law, all disputes arising between two or more parties concerning the interpretation or enforcement of this Agreement shall be submitted to final and binding confidential arbitration, before one arbitrator, in accordance with the applicable Comprehensive Arbitration Rules and Procedures of the Judicial Arbitration Mediation Service, or its successor by law ("JAMS"), in effect on the date of such arbitration. All arbitration proceedings shall be conducted in Los Angeles, California and shall be administered by JAMS. Each party consents to such venue and jurisdiction and agrees that personal jurisdiction over such party for purposes of the arbitration proceeding or for any court action that is permitted by this Agreement may be effected by service of process addressed and delivered as provided in Section 8.1. A party shall be entitled to initiate an arbitration proceeding if a dispute cannot be resolved amicably within twenty days after the other party or parties have been notified in writing of the existence of the dispute. The parties shall attempt to agree upon the arbitrator, who shall be a retired California state or federal court judge from the Los Angeles, California office of JAMS. If the parties cannot agree upon an arbitrator within fifteen days after the matter is submitted for arbitration, a retired California state or federal court judge from the Los Angeles, California office of JAMS promptly shall be appointed in accordance with the applicable rules of JAMS to serve as the sole arbitrator.

                  (b) The arbitrator hereby is instructed to interpret and enforce this Agreement in strict accordance with its terms, and the arbitrator shall not have the right or power to alter or amend any term of this Agreement except to the limited extent expressly provided above in Section 8.7, entitled Provisions Subject to Applicable Law. The arbitrator is required to apply applicable substantive law in making an award, and the arbitrator's award shall contain a written statement that summarizes the reasons for the award. An award of the arbitrator that is in violation of the requirements of either of the two immediately preceding sentences shall constitute an action that exceeds the arbitrator's power under this Agreement and, as such, may be vacated by a court of competent jurisdiction.

                  (c) The arbitrator's award may be enforced in any court of competent jurisdiction. Except as provided in Section 8.14, the fees of the arbitrator and all other related JAMS fees and costs shall be divided evenly among the parties to the dispute. Notwithstanding the foregoing, each party is entitled to bring an action for temporary or preliminary injunctive relief at any time in any court of competent jurisdiction in order to prevent immeasurable and irreparable injury that might result from a breach of this Agreement.

                  (d) Each party agrees that all rights to a trial by a jury of any claim arising out of or relating to this Agreement are forever and absolutely waived.

         8.14 ATTORNEYS' FEES AND OTHER EXPENSES. The unsuccessful party to any arbitration proceeding or to any court action that is permitted by this Agreement shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys' fees, incurred therein by the successful party, all of which shall be included in and as a part of the award rendered in such proceeding or action. For purposes of this Section 8.14, attorneys' fees shall include, without limitation, fees incurred in connection with post-judgment and post-award actions.

                            [signature page follows]

         IN WITNESS WHEREOF, Calavo, Newco, Maui Fresh and the Shareholders have executed and delivered this Agreement as of the date first above written.

                                   CALAVO GROWERS, INC.

                                   By: /s/ Lecil E. Cole
                                       ---------------------------------------
                                       Lecil E. Cole, Chief Executive Officer

                                   CALAVO ACQUISITION, INC.

                                   By: /s/ Lecil E. Cole
                                       ---------------------------------------
                                       Lecil E. Cole, Chief Executive Officer

                                   MAUI FRESH INTERNATIONAL, INC.

                                   By: /s/Arthur J. Bruno
                                       ----------------------------------------
                                       Arthur J. Bruno, Chief Executive Officer

                                   /s/ Arthur J. Bruno
                                   ---------------------------------------
                                   ARTHUR J. BRUNO

                                   /s/ Robert J. Bruno
                                   ---------------------------------------
                                   ROBERT J. BRUNO

                                   /s/ Javier M. Badillo
                                   ---------------------------------------
                                   JAVIER M. BADILLO

The Agreement and Plan of Merger, as shown in Exhibit 2.2 of this Form 10-K, omits the schedules and exhibits described on the following table. We will provide any omitted schedule to the Securities and Exchange Commission upon request.

 EXHIBIT OR
  SCHEDULE
   NUMBER                             DESCRIPTION
-------------    ------------------------------------------------------
Schedule 2.1     Articles of Incorporation and Bylaws
Schedule 2.2     Beneficial owners
Schedule 2.9     Interested shareholders.
Schedule 2.10    Unaudited consolidated balance sheet of Maui Fresh
Schedule 2.13    Accounting practices
Schedule 2.15    Leases of real property
Schedule 2.16    Leases of personal property
Schedule 2.17    Other assets
Schedule 2.18    Accounts
Schedule 2.19    Insurance
Schedule 2.21    Loans
Schedule 2.22    Material agreements
Schedule 2.27    Intellectual property
Schedule 2.29    Employment agreements
Exhibit 4.11A    Employment/Severance agreement with Arthur J. Bruno.
Exhibit 4.11B    Employment/Severance agreement with Javier M. Badillo.
Exhibit 8.1      Addresses for notices